Exhibit 10.3

[Smurfit-Stone Container Corporation Letterhead]

May 10, 2006

Mr. John M. Riconosciuto
300 Oakwood Court
Wheaton, IL  60187

Dear John:

This letter will set forth our understanding regarding the termination of the Employment Agreement dated August 1, 2000 (the “Employment”) between Smurfit-Stone Container Corporation (the “Company”) and you. It is understood and agreed that you are voluntarily resigning as Chief Operating Officer, effective today, and are assuming a management position with the purchaser of the Company’s Consumer Packaging Division (the “Purchaser”).

The Employment Agreement shall be terminated as of today, and all rights and obligations of both the Company and you thereunder shall be considered fully and forever released and discharged. Notwithstanding the termination of the Employment Agreement, however, (a) you will remain on the payroll of the Company at your current salary level and remain enrolled in all insurance plans as an active employee until the earlier of the date of the closing of the sale of the Consumer Packaging Division (the “Closing Date”) or June 30, 2006; and (b) provided that the sale of the Consumer Packaging Division is completed on the general terms presently contemplated, you will receive a payment on the Closing Date equal to 50% of your current salary, subject to applicable withholdings. The Company will also reimburse you for any incurred and unpaid business expenses through the date hereof, provided that such expenses are submitted in accordance with normal procedures prior to the Closing Date.

The 250,000 outperformance stock options granted to you on March 2, 2006, 87,500 of the other stock options granted to you on March 2, 2006, the 50,000 restricted stock units granted to you on November 1, 2005, and 31,167 of the restricted stock units granted to you on March 2, 2006 will be forfeited on the date hereof. All other stock options and restricted stock units held by you will be treated in the same fashion as stock options and restricted stock units held by employees of the Consumer Packaging Division that are employed by the Purchaser.

If the foregoing accurately sets forth our understanding, please execute the enclosed copy of the letter and return it to me.

Sincerely yours,

Smurfit-Stone Container Corporation

	By:	/s/ Patrick J. Moore
Patrick J. Moore
Chairman, President and
Chief Executive Officer

ACCEPTED AND AGREED
AS OF MAY 10, 2006

/s/ John M. Riconosciuto
John M. Riconosciuto